Exhibit 1

Océ Amended Articles of Association

Océ | Articles of Association 2004

océ

INNOVATIVE
PARTNER
BY NATURE
SUSTAINABLE REPUTATION
PRINTING FOR PROFESSIONALS
RELIABLE AND INSPIRING
SOUND AND SOLID FINANCIALS

Océ N.V.

Articles of Association 2004

Last altered in the presence of C.W. de Monchy, Notary in Rotterdam, with effect from 23rd December 2004 in conformity with a resolution of the Extraordinary General Meeting of Shareholders of 8th September 2004. Ministerial declaration of non-objection: 24th September 2004, number N.V. 65.637.

This is a complete translation of the original Dutch text. Only the Dutch text is legally binding.

Contents	Name and registered office	3
	Objects	3
	Duration	3
	Definitions	3
	Capital and shares	4
	Issue of shares	4
	Pre-emptive right	5
	Purchase of Company’s own shares / right of pledge on the Company’s own shares	6
	Reduction of capital	8
	Register of Shareholders / share certificates	8
	Delivery of shares	9
	Transfer / issue of financing preference shares	10
	Exemptions	11
	Transmission of shares to a body corporate	11
	Transfer of protective preference shares	11
	Convocations for meetings	12
	Management	12
	Indemnification	15
	‘Procuratiehouders’ (Employees authorised to act and sign on behalf of the Company) / Named appointments	15
	Representation	15
	Supervisory Board	16
	General Meetings	17
	Meetings of Holders of ordinary shares	21
	Meetings of Holders of priority shares or of protective preference shares or of a specific series of financing preference shares	21
	Financial Year, Annual Accounts	22
	Auditor	22
	Profit Appropriation, reserves and distributions	23
	Alteration of the Articles of Association. Winding Up	26
	Liquidation	26
	Prescription Periods	27
	Transitional Provision I	27
	Transitional Provision II	27
	Transitional Provision III	28

Name and registered office			Article 1

The Company’s name is Océ N.V. and its registered office is in Venlo, the Netherlands.

Objects			Article 2

	1		The Company’s objects are:

		a	to participate directly or indirectly in other companies and bodies corporate as well as to manage and to finance such; and

		b	to do all acts as are directly or indirectly connected with the aforesaid objects, are related or may be conductive thereto, such in the widest sense.

	2		The Company shall, also in respect of its subsidiary companies, pursue these objects in such a way:

		•	that the invested capital produces an enduring good yield and is protected as effectively as possible;

		•	that the prosperity and the welfare of the employees are promoted;

		•	that service to the customers is satisfactory; and

		•	that a contribution is made to the progress and welfare of the communities in which the Company and its subsidiary companies operate.

Duration			Article 3

The Company shall last for an indeterminate period. It was formed on the tenth day of April, nineteen hundred and fifty-three.

Definitions			Article 4

Unless the contrary should explicitly appear, the following meanings are given by the present Articles of Association to the following words:

		•	the Company: Océ N.V;

		•	preference shares: both the cumulative financing preference shares and the cumulative protective preference shares as referred to in Article 5 hereof;

		•	financing preference shares: the cumulative financing preference shares, each share being referred to hereinafter as CPA, which can be subdivided into the series CPA1 to CPA30 inclusive;

		•	protective preference shares: the cumulative protective preference shares: the protective preference shares, each share being referred to hereinafter as BPA;

		•	shares: the priority shares and the ordinary shares as well as the preference shares referred to in Article 5 hereof;

		•	Shareholders: Holders of shares;

		•	Board of Executive Directors: the Company body (the Board of Executive Directors) referred to in Article 18, paragraph 1, hereof;

		•	Supervisory Board: the Company body referred to in Article 24, paragraph 1, hereof;

		•	General Meeting: the General Meeting of Shareholders;

		•	the Priority: the Meeting of Holders of Priority Shares;

		•	Holders of depositary receipts for shares: Holders of depositary receipts for shares issued with the cooperation of the Company and persons who, by virtue of Article 88 or Article 89 of Book 2 of the Civil Code, have the rights that have been conferred by law on Holders of depositary receipts for shares issued with the cooperation of a company;

		•	the Official Price Journal: the Official Price Journal of Euronext Amsterdam N.V.

Capital and shares			Article 5

The Company’s authorised capital amounts to one hundred and seventy-five million one thousand five hundred euro (€ 175,001,500). It is divided into:

[i] thirty (30) priority shares of fifty euro (€ 50) each;

[ii] one hundred and forty-five million (145,000,000) ordinary shares of fifty eurocent (€ 0.50) each;

[iii]  thirty million (30,000,000) cumulative financing preference (CPA) shares of fifty eurocent (€ 0.50) each, subdivided into thirty series of one million (1,000,000) CPA shares series CPA1 to CPA30 inclusive.

For the purposes of the provisions of the present Articles of Association, the series of financing preference shares are to be considered as separate classes of shares; and

[iv] one hundred and seventy-five thousand (175,000) cumulative protective preference (BPA) shares of five hundred euro (€ 500) each.

Issue of shares			Article 6

	1	a	Subject to the approval of the Priority and of the Supervisory Board, the General Meeting or alternatively the Board of Executive Directors, if it has been appointed to do so by the Articles of Association or by the General Meeting, may resolve to make a further issue of shares; if the Board of Executive Directors has been appointed to do so the General Meeting may, for as long as the appointment is in force, no longer resolve to make a further issue of shares.

		b	Subject to the approval of the Priority and of the Supervisory Board, the General Meeting or the Board of Executive Directors, as the case may be, shall decide on the price and the further conditions of issue, with due regard for the further provisions relating thereto in the present Articles of Association.

		c	If the Board of Executive Directors is appointed as having the authority to resolve to make a further issue of shares, it shall be stated in that appointment how many and which class of shares shall be allowed to be issued. When making such an appointment the duration of the appointment, which may amount to at most five years, shall at the same time be resolved upon. The appointment may be extended each time for no more than five years. Unless otherwise stated in the resolution in which the appointment is made, the appointment may not be rescinded.

		d	To be valid a resolution of the General Meeting to issue further shares or to appoint the Board of Executive Directors, as referred to above, shall require a prior or simultaneous resolution of approval from every group of Holders of shares of the same class whose rights are impaired by the issue.

		e	The provisions of the present paragraph shall apply correspondingly to the granting of rights to subscribe to shares, but shall not apply to the issuing of shares to a person who is exercising a previously acquired right to subscribe to shares.

	2		Shares shall at no time be issued below par, without prejudice however to the provisions of Article 80, paragraph 2 of Book 2 of the Civil Code. An issue of priority shares shall at all times be made at par.

	3	a	Priority shares, financing preference shares and ordinary shares shall only be issued against payment in full; protective preference shares may be issued against partial payment, provided that the portion of the par value to be paid in respect of every protective preference share shall – regardless of when it was issued – be equal and that, when subscribing to a protective preference share, at least one-fourth of the par value must be paid up.

		b	Payment must be made in cash, in so far as no other contribution has been agreed upon, subject to the provisions of Article 80b of Book 2 of the Civil Code. Payment in cash must – subject to the provisions of Article 80a, paragraph 3 of Book 2 of the Civil Code – be made in Dutch currency.

	4	Subject to the approval of the Priority and of the Supervisory Board, the Board of Executive Directors may at any time it deems fit decide on the day by which and the amount for which an additional payment must be made on non-fully paid-up protective preference shares. The Board of Executive Directors shall notify the Holders of protective preference shares of such a decision without delay; a period of at least ninety days shall be allowed between such notification and the day by which the payment must have been made.

	5	If and in so far as the Board of Executive Directors has been designated as the body authorised to resolve on the issue of shares, then the following shall apply in the event of the issue of protective preference shares, which shall include the granting of a right to subscribe to shares, but shall not include the issue of shares pursuant to the exercise of such an option right:

a       the Board of Executive Directors shall be obliged within four weeks after such issue to convene a General Meeting at which the reasons for the issue shall be explained, unless such explanation has already been given previously at a General Meeting;

b       the prior approval of the General Meeting shall be required for the specific case in which [i] as a result of such issue and/or [ii] as a result of the previous issue of protective preference shares by the Board of Executive Directors without the said approval, such number of protective preference shares can be subscribed to and/or have been issued that the total nominal amount of protective preference shares issued by the Board of Executive Directors without the said approval of the General Meeting is in excess of hundred per cent of the total nominal amount of the other shares issued prior to such issue.

If protective preference shares have been issued pursuant to a resolution to issue or pursuant to a resolution to grant a right to subscribe to shares which has been adopted by the Board of Executive Directors without the prior consent of the General Meeting, then the Board of Executive Directors is obliged to convene a General Meeting within two years after such issue and to make a proposal thereat relating to the purchase or, as the case may be, withdrawal of the relevant protective preference shares which have been issued. If the resolution relating to the purchase or, as the case may be, withdrawal of the protective preference shares is not adopted at such meeting, then the Board of Executive Directors is obliged, each time within two years after the aforesaid proposal has been made, to convene another General Meeting at which such proposal shall again be made, which obligation shall no longer exist if the relevant shares are no longer issued or are no longer held by a party other than the Company.

	6	Upon issue of a share its delivery for inclusion in the giro depositary (‘Giro Depositary’), as referred to in the Act on Giral Securities Transactions – Wet Giraal Effectenverkeer (WGE) – or in a collective depositary (‘Collective Depositary’), as referred to in the WGE, can be effected by the Company without the co-operation of other participants in the Collective Depositary or of other affiliated institutions (‘Affiliated Institutions’), as referred to in the WGE. For such purpose it is sufficient if the Company includes the share in the register in the name of the central institute (‘Central Institute’), as referred to in the W G E, or in the name of the Affiliated Institution, whilst mentioning that the share forms part of the Giro Depositary or the Collective Depositary as well as the other information referred to in Article 10, para. 3 and if the Central Institute or the Affiliated Institution accepts the delivery.

Pre-emptive right		Article 7

	1	Subject to the provisions of the third sentence of Article 96a, paragraph 1 of Book 2 of the Civil Code, every Holder of ordinary shares shall in the event of an issue of ordinary shares have a pre-emptive right with regard to the shares to be issued, pro rata to the sum total of his ordinary shares. Holders of ordinary shares have no pre-emptive right in respect of the priority and/or preference shares to be issued. Holders of priority shares and Holders of preference shares have no pre-emptive right in respect of the ordinary and/or preference shares to be issued.

	2		In the event of an issue of ordinary shares no pre-emptive right shall exist in respect of shares which are issued in return for a contribution other than in cash.

	3		Subject to the approval of the Priority and of the Supervisory Board, the General Meeting or, as the case may be, the Board of Executive Directors shall resolve, with due observance of the provisions of the present article, when passing the resolution to issue shares, the manner in which and the time within which the pre-emptive right may be exercised.

	4		The Board of Executive Directors shall notify the Shareholders of the share issue involving a pre-emptive right and of the time within which such right may be exercised, by means of an announcement in the Government Gazette and in a daily newspaper having national circulation.

	5		The pre-emptive right may be exercised during at least two weeks after the day of the announcement in the Government Gazette.

	6		The pre-emptive right in respect of ordinary shares may – with due regard for the provisions of Article 96a, paragraph 7 of Book 2 of the Civil Code – be limited or precluded by resolution of the General Meeting. In the proposal to do so the reasons for the proposal and the choice of the intended issuing price must be explained in writing.

The pre-emptive right may – subject to the approval of the Priority and of the Supervisory Board – also be limited or precluded by the Board of Executive Directors, provided that the Board of Executive Directors has been appointed by the Articles of Association or by a resolution of the General Meeting as the body authorised to limit or preclude the pre-emptive right for a specific duration of at most five years; such an appointment may only be made if the Board of Executive Directors has also been or is simultaneously appointed as having the authority referred to in Article 6, paragraph 1 hereof.

The appointment may from time to time be extended for at most five years; the authority thus granted cannot be exercised if and in so far as the Board of Executive Directors has not been appointed as having the authority referred to in Article 6, paragraph 1 hereof. Unless the resolution making the appointment states otherwise, the appointment cannot be rescinded.

	7		Upon the granting of rights to subscribe to ordinary shares the Holders of ordinary shares shall have a pre-emptive right; the foregoing provisions of the present article shall apply correspondingly. Shareholders shall have no preemptive right in respect of shares which are issued to a person who is exercising a previously acquired right to subscribe to shares.

	8		The Board of Executive Directors shall have the power, without the approval of the General Meeting, to perform juristic acts as referred to in Article 94, paragraph 1 of Book 2 of the Civil Code.

Purchase of Company’s own shares / right of pledge on the Company’s own shares			Article 8
	1	a	The Board of Executive Directors may – with the authorisation of the General Meeting and of the Supervisory Board and without prejudice to what is otherwise provided for in Articles 98 and 98d of Book 2 of the Civil Code – cause the Company to acquire for a consideration fully paid-up shares in its own capital. Such an acquisition shall, however, only be allowed if:

[i]     the Company’s equity, after deducting the purchase price of the shares to be acquired, is not less than the paid-up and called portion of the capital, plus any reserves which may be required to be kept by law;

[ii]    in so far as the ordinary and preference shares are concerned, the par value of the ordinary and preference shares to be acquired and of the ordinary and preference shares which the Company itself holds or holds in pledge in its own capital or which are held by a subsidiary company does not amount on aggregate to more than one-tenth of the issued capital after that tenth part has been reduced by the par value of the priority shares included in the authorised capital; and

[iii]  in so far as the priority shares are concerned, the par value of the priority shares to be acquired and of the shares which the Company itself holds or holds in pledge in its own capital or which are held by a subsidiary company does not amount more than one-tenth of the issued capital.

The requirement referred to under [i] shall be determined by the size of the equity capital in accordance with the latest adopted balance sheet, less the acquisition price for shares in the Company’s capital and less distributions from profit or reserves payable by the Company and its subsidiary companies to other parties after balance sheet date. If more than six months of a financial year have elapsed without the Annual Accounts having been adopted, then acquisition in accordance with the provisions of the present paragraph is not permitted.

b

In granting the authorisation – which shall be valid for at most eighteen months – the General Meeting must resolve on how many and which class of shares may be acquired, the way in which they may be acquired and the limits within which the price must be confined.

The authorisation referred to above in the present paragraph shall not be required in so far as the company acquires shares in its own capital for the purpose of transferring these to personnel in the employment of the Company or of a body corporate with which it is associated in a group of companies, under the terms of an arrangement applicable to such employees.

2

Resolutions to dispose of the shares acquired by the Company in its own capital can only be passed by the Board of Executive Directors with the approval of the Supervisory Board and of the Priority.

Articles 6 and 7 hereof shall otherwise apply accordingly to such a disposal, on the understanding that the disposal may, except where it relates to priority shares, also be made below par, and provided that the Board of Executive Directors has the power, subject to the approval of the Supervisory Board and of the Priority, to limit or preclude the pre-emptive right.

3		If depositary receipts have been issued for shares in the Company, such depositary receipts for shares shall, for the purpose of applying the provisions of the preceding paragraphs, be placed on a par with shares.

4

The Company may derive no rights to any distribution in respect of shares in its own capital which it holds itself or over which it has a right of usufruct; nor may the Company derive a right to any distribution in respect of shares in its own capital if it holds the depositary receipts therefor or if it has a right of usufruct over such depositary receipts.

When calculating the profit allocation, the shares in respect of which the Company may derive no right to distribution in accordance with the foregoing sentence will not be counted.

5

In respect of a share which is held by the Company or by a subsidiary company no vote may be cast at a General Meeting; nor may a vote be cast in respect of a share for which one of them holds the depositary receipts. However, Usufructuaries and Pledgees of shares held by the Company or by a subsidiary company are not excluded from their voting right if the right of usufruct or pledge was created before the share was held by the Company or by a subsidiary company. The Company or a subsidiary company cannot cast a vote in respect of a share over which it has a right of usufruct or a right of pledge.

When ascertaining to what extent the shareholders can vote or are present or represented, or to what extent the share capital is paid-up or represented, no allowance shall be made for shares in respect of which no vote may be cast by law or by virtue of the Articles of Association.

6		Subject to what is otherwise provided for in relation thereto in Article 89a, paragraph 1 of Book 2 of the Civil Code, the Company may only acquire a right of pledge over its own shares and/or depositary receipts therefor in so far as the par value of the Company’s own shares and/or depositary receipts therefor to be held in pledge and already held or held in pledge does not amount to more than one-tenth of the issued capital after that tenth part has been reduced by the amount of priority shares included in the authorised capital.

Reduction of capital		Article 9

Subject to the provisions of Article 99 of Book 2 of the Civil Code, the General Meeting may resolve to reduce the issued capital by withdrawing shares or by reducing the value of the shares by means of an alteration to the Articles of Association.

A withdrawal coupled with a repayment or alternatively a partial repayment or an exemption from the obligation to pay up, as referred to in Article 99 of Book 2 of the Civil Code, may also be made exclusively with regard to the shares of a specific class or series. In the event of a withdrawal coupled with repayment in respect of preference shares, a distribution will be made on the relevant class of shares amounting to:

a the amount paid up on the relevant shares (including share premium); plus

b the dividend not yet made available for payment on the shares, such calculated over the period up to and including the time when such is made available for payment.

A partial repayment or exemption must be made pro rata to all the shares involved.

A departure from the pro rata requirements is permitted with the consent of all shareholders involved.

Resolutions relating to the withdrawal and repayment of shares may only be adopted by the General Meeting, subject to the approval of the Priority and of the Supervisory Board, and by a majority of two-thirds of the votes cast if less than one-half of the issued capital is represented at the meeting.

Register of Shareholders / share certificates		Article 10
	1	The shares are registered and are numbered consecutively for each class and for each series.

	2	No share certificates shall be issued for shares.

	3	The Board of Executive Directors shall keep a Register, in which the names and addresses of all Holders of registered shares shall be recorded and which shall mention the amount paid-up on each share (including share premium) as well as the other information required by law.

The names and addresses shall also be recorded therein of those who have a right of usufruct or a right of pledge over registered shares, and mention shall be made therein as to whether they are entitled to the rights attached to the shares in accordance with paragraphs 2, 3 and 4 of Articles 88 and 89 of Book 2 of the Civil Code and, if so, which rights.

In the event that the shares have been delivered to an Affiliated Institution for inclusion in a Collective Depositary, or to the Central Institute for inclusion in the Giro Depositary, the name and address of the Affiliated Institution or of the Central Institute shall be included in the register of shareholders, whilst stating the date on which such shares started to form part of a Collective Depositary or of the Giro Depositary.

	4	The Register shall be regularly kept up to date; every release from liability for payments not yet made shall also be recorded therein. Every entry in the Register shall be signed by a Member of the Board of Executive Directors or by a person authorised in writing to do so by the Board of Executive Directors.

	5	The Board of Executive Directors shall, if so requested, furnish a Holder of registered shares, and also a Usufructuary and Pledgee who has been recorded in the Register, with an extract, free of charge, from the Register showing his right to a registered share.

If a right of usufruct or a right of pledge is attached to the share, the extract shall state who is entitled to the rights referred to in paragraphs 2, 3 and 4 of Articles 88 and 89 of Book 2 of the Civil Code.

6

The Board of Executive Directors shall make the Register available at the Company’s office for inspection by the Shareholders as well as by the Usufructuaries and Pledgees who are entitled to the rights referred to in paragraph 4 of Articles 88 and 89 of Book 2 of the Civil Code.

The preceding sentence shall not apply to the portion of the Register that is kept outside the Netherlands for the purpose of complying with the legislation there in force or pursuant to any Stock Exchange Regulations.

The data in the Register relating to non-fully paid-up preference shares shall be available for inspection by any person; a copy of or extract from these data shall be furnished at not more than cost.

	7	The Company may, by virtue of a resolution by the Board of Executive Directors and subject to the approval of the Supervisory Board, co-operate in the issue of bearer depositary receipts.

Article 11

Every holder of a registered share and every person who has a right of usufruct or a right of pledge over registered shares shall be obliged to furnish his address to the Board of Executive Directors.

Delivery of shares		Article 12

	1	Except where the law stipulates otherwise and without prejudice to the provisions in the following paragraphs of this article, the delivery of a share shall require a deed drawn up for such purpose and also, except in the case where the Company itself is a party to the juristic act, a written acknowledgement of the delivery by the Company; the acknowledgement shall be equivalent to the serving on the Company of the deed or of a copy or extract of the deed that has been authenticated by a notary or by the transferor.

	2	Transfer of a financing preference share or a protective preference share may only take place with due regard for the provisions of Articles 13 to 15 inclusive or of Article 16.

	3	If a share is delivered for inclusion in a Collective Depositary the delivery is accepted by the relevant Affiliated Institution. If a share is delivered for inclusion in the Giro Depositary the delivery is accepted by the Central Institute. Delivery and acceptance may take place without the co-operation of the other participants in the Collective Depositary and without the co-operation of other Affiliated Institutions.

	4	An Affiliated Institution is authorised to deliver shares for inclusion in the Giro Depositary and, to the extent that onward delivery has not been made impossible, to deliver them on from the Collective Depositary without the cooperation of the other participants. The Central Institute is authorised, to the extent that onward delivery has not been made impossible, to make onward delivery from the Giro Depositary for inclusion in a Collective Depositary without the co-operation of the other participants.

	5	If the delivery of an ordinary share does not take place in conformity with the provisions of paragraphs 3 and 4 of this article, then the transfer of an ordinary share may only take place with the consent of the Board of Executive Directors.

The consent of the Board of Executive Directors may be linked to such conditions as the Board of Executive Directors considers desirable or necessary. The applicant will in all cases be able to demand that consent is granted, subject to the condition that transfer is made to a person to be designated by the Board of Executive Directors. The consent shall be deemed to have been granted if, within six weeks after the request for consent, the Board of Executive Directors has not taken a decision on such request.

	6	The provisions of the foregoing paragraphs of this article shall apply accordingly to the allocation of shares upon the division of any form of community of property, the delivery of a share as a result of forced sale and the attachment of limited rights to a share.

	7	By virtue of a decision by the Board of Executive Directors and subject to the approval of the Supervisory Board, the Company may make the onward delivery of the shares within the meaning of Article 26 of the WGE impossible. The decision to do this can only be invoked as against a participant six months after publication of the decision in at least one daily newspaper having national distribution and in the Official Price Journal of Euronext Amsterdam N.V. The Company may revoke such a decision by means of a decision by the Board of Executive Directors and subject to the approval of the Supervisory Board. In such a case onward delivery shall be possible as from the day following that on which such a decision was announced in at least one daily newspaper having national distribution and in the Official Price Journal of Euronext Amsterdam N.V.

Transfer / issue of financing preference shares		Article 13
	1	Transfer of financing preference shares may be made solely to natural persons.

	2	Without prejudice to the provisions of the first paragraph of the present article, transfer of financing preference shares shall not be possible if and in so far as the acquiror – either individually or together with one or more other natural persons and/or bodies corporate on the basis of a mutual agreement – directly or indirectly, other than as Holder of depositary receipts for shares issued with the cooperation of the Company:

a is the holder of a nominal amount of financing preference shares of one per cent or more of the total issued capital of the Company;

b would, as a result of such transfer, acquire more than one per cent of the total issued capital.

For the purposes of applying the foregoing sentence the holding of financing preference shares or the acquisition of financing preference shares shall be understood to include holding or acquiring the voting right in respect of financing preference shares by attaching a right of pledge or holding a right of usufruct or in some other way, which shall include entering into voting agreements of whatever nature, including entering into agreements with regard to the exercise of voting rights as referred to in Article 4 and Article 5 of the Act on Notification of Substantial Shareholdings in publicly listed companies (WMZ). For the purposes of applying the present Article 13, financing preference shares held by the Company shall be regarded as issued share capital.

	3	Acquisition of financing preference shares by means of an issue – whether or not in the form of stock dividends and/or bonus shares – shall for the purpose of applying the provisions of the first and second paragraphs of the present article be placed on a par with transfer. In the event of an issue of financing preference shares, the financing preference shares to be issued shall also be counted when calculating the size of the issued capital.

	4	As a departure from the provisions of paragraph 3, first and second sentences, in conjunction with the provisions of paragraph 2, under a, of the present article, a Shareholder who holds more than one per cent of the capital issued in the form of financing preference shares is allowed to acquire financing preference shares by means of an issue, such however to a maximum of the percentage of the amount, as mentioned in the following sentence, by which the issued capital in the form of financing preference shares is increased by such issue. The percentage referred to in the foregoing sentence is equal to the percentage of the issued capital in the form of financing preference shares which the said Shareholder held prior to the issue.

	5	For the purposes of applying the provisions of Articles 13 to 15 inclusive the issue of shares shall also be understood to include the subscription to shares by a person to whom a right to subscribe to shares has been granted but not the granting of such right.

Exemptions		Article 14

The provisions of paragraph 1, paragraph 2 and of paragraph 3, first and second sentences, of Article 13 shall not be applicable to:

a transfer of financing preference shares to the Company itself;

b       transfer or issue of financing preference shares to an administration office if the Board of Executive Directors, with the approval of the Supervisory Board, has with regard to such administration office partly or fully cancelled by an irrevocable resolution the limitation of the possibility to transfer or issue financing preference shares, whereby such cancellation may be linked to certain conditions.

Transmission of shares to a body corporate		Article 15
	1	If a body corporate acquires financing preference shares in the Company’s capital via transmission, it shall be obliged to sell such shares within three months after such acquisition.

If the financing preference shares have not been sold after expiry of the said period of three months, the Shareholder cannot exercise any meeting or voting rights attaching to its financing preference shares until sale has taken place; furthermore, the dividend rights accruing to it in respect of such shares shall be suspended until sale has taken place.

	2	If a Shareholder, being a body corporate, is obliged to sell on the grounds of the provisions of paragraph 1 of the present article – hereinafter called: the applicant – and fails to comply with its obligation within three months after its attention has been drawn to its obligation by the Board of Directors in a registered letter, then the Company shall be irrevocably authorised and, if the applicant so requests, obliged to carry out such sale at a price to be determined by the Auditor as referred to in Article 35 hereof. Sale to the Company is only permitted with the applicant’s consent. If, within fourteen days after being notified by registered letter by the Board of Executive Directors of the above-mentioned sale, the applicant fails to cooperate in the delivery of the sold shares, the Company shall be irrevocably authorised to sign the deed of delivery on the applicant’s behalf. The Company shall ensure that the applicant receives the purchase price for the sold shares without delay.

Transfer of protective preference shares		Article 16

	1	Transfer of protective preference shares – which shall not include the transfer by the Company of protective preference shares acquired by it – may only take place subject to the provisions of the present article.

	2	The Shareholder wishing to transfer one or more protective preference shares – hereinafter called: the applicant – shall require the approval of the Priority, except where the transfer is made to one or more prospective buyers as referred to in paragraph 3 hereof.

	3	Approval shall be deemed to have been granted if the Priority does not, upon refusing approval, at the same time notify the applicant of the names of one or more prospective buyers who are prepared to buy all the shares to which the application for approval relates in return for cash payment of the price referred to in paragraph 5 hereof; the Company itself may only be designated a prospective buyer with the approval of the applicant. Approval shall likewise be deemed to have been granted if, within six weeks after the application for approval, the Priority has not taken a decision on such application.

	4	If transfer does not take place within three months after approval has been or is deemed to have been granted, transfer may only take place if the provisions of the present article are again complied with.

	5	The price referred to in paragraph 3 hereof is equal to the amount paid up on the shares, except where the price is determined at the request of the prospective buyer(s) by an independent expert and where the latter determines the price at a lower value; in such case the price of the shares shall be equal to such lower value. The independent expert shall be appointed by the applicant and the prospective buyer(s) in mutual consultation.

	6	If the applicant and the prospective buyer(s) cannot reach agreement on the appointment of the independent expert, such appointment shall be made by the President of the District Court in Rotterdam.

	7	For a period of one month after the price of the shares has been determined, the applicant is free to decide whether he wishes to transfer his shares to the designated prospective buyer(s). If the applicant decides against transferring to such prospective buyer(s), then transfer can only take place if the provisions of the present article are again complied with.

Convocations for meetings		Article 17
Without prejudice to the provisions of Article 7, paragraph 4 and Article 33, paragraph 4 hereof and subject to the regulations existing in this respect in connection with share listings on Stock Exchanges abroad, convocations of or notifications to Shareholders and/or Holders of depositary receipts for shares shall be made by means of advertisements placed in at least one daily newspaper having national circulation and in the Official Price Journal.

Management		Article 18

	1	The Company shall be managed by a Board – referred to in these Articles of Association as: the Board of Executive Directors – consisting of a number of Members, which number shall be decided upon by the Priority.

	2	The Supervisory Board may appoint a member of the Board of Executive Directors as Chairman of the latter Board. In addition, the Supervisory Board may appoint one or more Vice-Chairmen of the Board of Executive Directors. The powers of the Chairman and of the Vice-Chairman (Chairmen) of the Board of Executive Directors shall be regulated in more detail by the Supervisory Board, after having heard the Board of Executive Directors.

	3	The internal working method of the Board of Executive Directors, including the method of decision-making, shall be laid down in Regulations to be drawn up and, if necessary, revised by the Supervisory Board, with due regard for the Articles of Association, and after having heard the Board of Executive Directors; the Supervisory Board shall determine which activities shall be entrusted more specifically to particular members of the Board of Executive Directors. Until Regulations as referred to above have come into force the Board of Executive Directors shall pass resolutions by an absolute majority of votes at a

Meeting at which at least one-half of the number of Executive Directors are present. In the event of an equality of votes the proposal shall be rejected, unless the Board of Executive Directors consists of more than two members and one member has been appointed Chairman; in such case the Chairman shall have a casting vote. Article 13 of Book 2 of the Civil Code shall not apply with regard to the Board of Executive Directors.

Article 19

1	The Board of Executive Directors shall each year draw up for the Company and for the companies affiliated to it within a group a consolidated budget, including an investment and financing plan, and shall submit such for approval to the Supervisory Board which may make its approval subject to further conditions.

2	Approval of the Supervisory Board shall further be required for resolutions of the Board of Executive Directors, in so far as such go beyond the approved budget, including the investment and financing plan as referred to in paragraph 1 hereof, relating to:

a acquiring, encumbering, disposing of, leasing or in any other way acquiring or granting the use or enjoyment of immovables and other registered property;

b making investments in production assets;

c furnishing the Company with a bank credit and borrowing moneys, which shall not include making use of a bank credit granted to the Company;

d furnishing moneys on loan;

e       granting personal or collateral security ‘in rem’;

all of the foregoing in so far as the interest or the value of that juristic act – taking into account the duration of the commitments thereby incurred – is in excess of five million euro. The Supervisory Board shall be authorised to set a limit other than this amount of five million euro for various or all groups of juristic acts.

3	Approval of the Supervisory Board shall further be required for resolutions of the Board of Executive Directors relating to:

a       the granting and altering of ‘procuratie’ (the power to act and sign on behalf of the Company) and of continuing authorisation to represent the Company or the granting of a named appointment, as referred to in Article 22 hereof;

b entering into, terminating or changing of participations and investments in or mergers with other companies.

4	The approval referred to in the present article shall be evidenced by the co-operation of a Supervisory Director or by a declaration signed by a Supervisory Director. The lack of such approval cannot be advanced as evidence by or against third parties.

5	Furthermore the approval of the General Meeting shall be required for decisions by the Board of Executive Directors relating to a substantial change in the identity or character of the Company or its business, which shall in any event include:

a transfer of the business or almost all of the business to a third party;

b       entering into or terminating long-term cooperation of the Company or a subsidiary company with another legal person or company or as partner with unlimited liability in a limited partnership or general partnership, if such co-operation or termination is of far-reaching importance for the Company;

c       acquiring or disposing of a participation in the capital of a company that is worth at least one-third of the total assets according to the balance sheet and notes thereto or, if the Company draws up a consolidated balance sheet, according to the consolidated balance sheet and notes thereto in the latest set of annual financial statements of the Company, as adopted by it or by a subsidiary company.

Article 20

1	The Members of the Board of Executive Directors shall be appointed by the General Meeting, which may dismiss them at all times. The Members of the Board of Executive Directors may at all times be suspended by the General Meeting or by the Supervisory Board.

2	If one or more members of the Board of Executive Directors have to be appointed, the Priority shall be given the opportunity to draw up a binding nomination of candidates, as referred to in the next sentence. For this purpose the Board of Executive Directors or the Supervisory Board shall invite the Priority to draw up a nomination of candidates within sixty days after such invitation, in such a way that for every appointment a choice can be made from at least two persons. The General Meeting may, however, at all times deprive such a nomination of candidates of its binding character by a resolution passed by a majority of at least two-thirds of the votes cast, which majority shall represent more than one-half of the issued capital.

If a binding nomination of candidates has not been made or not made in good time, the General Meeting shall be free in its choice.

3

The General Meeting can only pass a resolution to suspend or dismiss a member of the Board of Executive Directors – except where this is done on the proposal of the Priority – by a majority of at least two-thirds of the votes cast, which majority shall represent more than one-half of the issued capital.

In relation to matters as referred to in the present paragraph and in the preceding paragraph it shall not be possible for a second General Meeting to be convened by making use of Article 120, paragraph 3 of Book 2 of the Civil Code.

4	A suspended member of the Board of Executive Directors shall, yet solely at his request, be given the opportunity by the General Meeting of accounting for his actions at the General Meeting and of having himself assisted by an Adviser for that purpose. Both the General Meeting and the Supervisory Board may at all times rescind a suspension that has been pronounced by the Supervisory Board.

5	In the event of one or more members of the Board of Executive Directors being prevented from acting or being unable to attend, the remaining Board members or the sole remaining Board member shall be temporarily entrusted with the entire management.

In the event of all the members of the Board of Executive Directors or of the sole member of the Board of Executive Directors being prevented from acting or being unable to attend, the Supervisory Board shall provisionally be entrusted with the management; the Supervisory Board shall in such case be authorised to appoint one or more temporary Executive Directors.

In the event of a permanent absence the Supervisory Board shall, as soon as possible, take such measures as may be needed to cause definitive provision to be made therefor.

6	The policy in the area of the remuneration of the Board of Executive Directors shall be determined by the General Meeting in response to a proposal by the Supervisory Board.

7	With due regard for the policy referred to in paragraph 6, the Supervisory Board shall decide on the remuneration and the further conditions of employment of the Board of Executive Directors.

8	With regard to remuneration arrangements in the form of shares or rights to subscribe to shares the Supervisory Board shall submit a proposal to the General Meeting for approval. The proposal must at least specify how many shares or rights to subscribe to shares are allowed to be granted to the Board of Executive Directors and the criteria that are applicable to the grant or the alteration thereof. The absence of approval from the General Meeting shall not affect the Supervisory Board’s authority to represent the Company.

Indemnification		Article 21

The Company shall reimburse the members of the Board of Executive Directors and the Supervisory Board, as well as their former members, for the costs that are related to the fulfilment of their duties; such costs shall be understood to include the costs of conducting a defence against claims for compensation on the grounds of acts or omissions in the fulfilment of their duties and the costs of conducting a defence in other legal proceedings or administrative procedures in which they are involved as members of the Board of Executive Directors or the Supervisory Board. Costs shall be reimbursed immediately by the Company after receipt of the invoices, the court verdict or administrative verdict or any other document showing the costs or damages incurred by the relevant member. The Company shall indemnify the members of the Board of Executive Directors and the Supervisory Board, as well as their former members, against any financial loss that is a direct result of these claims. A member of the Board of Executive Directors and the Supervisory Board as well as a former member shall have no claim to reimbursement of costs and indemnification as referred to in this provision in the following cases:

[i] if he has not notified the Company as soon as is practicably possible of any claim or any circumstance that may lead to a claim;

[ii]    if and to the extent that it is established in a definitive court verdict that the fulfilment of the duties with regard to the act or omission that gave rise to the claim was manifestly improper and seriously culpable, in which case the costs or damages reimbursed by the Company must be paid back to the Company by the relevant member immediately after the definitive verdict;

[iii]  if and in so far as costs and losses have been reimbursed to him under any professional liability insurance that the Company has taken out on behalf of members of the Board of Executive Directors and the Supervisory Board.

The Company shall take out a professional liability insurance on behalf of the members of the Board of Executive Directors and the Supervisory Board, such subject to conditions that the Board of Executive Directors considers acceptable and after approval of the Supervisory Board.

‘Procuratiehouders’ (Employees authorised to act and sign on behalf of the Company) / Named appointments		Article 22
The Board of Executive Directors may, provided that the provisions of Article 19, paragraph 3 hereof are observed, grant to one or more persons, whether or not in the Company’s employ, ‘procuratie’ (authorisation to act and sign on behalf of the Company) or in any other manner a continuing authorisation to represent the Company, and may confer on one or more persons as referred to above, and also on others, provided that the latter are in the Company’s employ, such named appointments – which shall include the named appointment of Executive Director, Assistant Director and Secretary of the Company – as it may choose.

Representation		Article 23

	1	The Board of Executive Directors as well as every member of the Board of Executive Directors individually shall be authorised to represent the Company.

	2	If a member of the Board of Executive Directors in his private capacity enters into an agreement with the Company or in his private capacity conducts any legal proceedings against the Company, then the Company may only be represented in such matter either by one of the other members of the Board of Executive Directors, or by a Supervisory Director to be appointed by the Supervisory Board, except where the General Meeting appoints a person for such purpose. If a member of the Board of Executive Directors has an interest which conflicts with that of the Company in any way other than that described in the preceding sentence, he shall just like each of the other members of the Board of Executive Directors, be authorised to represent the Company.

Supervisory Board		Article 24

	1	The supervision of the policy of the Board of Executive Directors and of the general course of business within the Company and the business enterprise connected with it shall be carried out by a Supervisory Board consisting of at least three Supervisory Directors, which number shall be resolved upon by the Priority. The Supervisory Directors shall assist the Board of Executive Directors with advice. In fulfilling their duties Supervisory Directors shall be guided by the interest of the Company and of the business enterprise connected with it. The Board of Executive Directors shall furnish the Supervisory Board in good time with the information necessary for the fulfilment of the latter’s duties.

	2	The Supervisory Board shall appoint one of its members to be its Chairman; the latter shall bear the title of Chairman of the Supervisory Board. In addition, the Supervisory Board shall appoint one of its members as Deputy to the Chairman of the Supervisory Board. Wherever mention is made in these Articles of Association of the Chairman of the Supervisory Board this shall, if the Chairman is absent or prevented from acting, also include such Deputy Chairman. The Supervisory Board shall appoint a Secretary, whether or not from amongst its midst. The Secretary of the Company may be appointed to such office. Furthermore the Supervisory Board may appoint from amongst its midst one or more Delegated Supervisory Directors who shall be entrusted with maintaining more frequent contacts with the Board of Executive Directors; the Delegated Supervisory Directors shall report on their findings to the Supervisory Board. The functions of a (Deputy) Chairman of the Supervisory Board and of a Delegated Supervisory Director may be held by one and the same person.

Article 25

	1	The Supervisory Directors shall be appointed by the General Meeting, which may at all times suspend and dismiss them. Paragraphs 2 and 3 and paragraph 4, first sentence of Article 20 hereof shall apply correspondingly to the Supervisory Board and its members.

	2	Without prejudice to the provisions of the following sentence, the General Meeting may grant to the Supervisory Directors or to one or more of them a remuneration which is fixed or is in whole or in part dependent on the Company’s results. The Supervisory Board may grant to one or more of its members who have been entrusted with a special duty a separate remuneration which shall be borne by the Company. Expenses shall be refunded to the Supervisory Directors.

	3	Annually, as at the time of the close of the Annual General Meeting, at least one member of the Supervisory Board shall resign office in accordance with a rota to be resolved upon by that Board. This provision shall remain inoperative if the Supervisory Director in question has already ceased to hold office prior to that General Meeting.

	4	Should any intermediate vacancy occur in the Supervisory Board, that Board shall be deemed to be fully constituted; however, a definitive provision will have to be made within twelve months.

Article 26

	1	The Supervisory Board may resolve that one or more of its members shall have access to all the Company’s business premises and shall be authorised to inspect all books, correspondence and other documents and to examine all acts that have taken place.

	2	The internal working procedure of the Supervisory Board, including the procedure for adopting resolutions, shall be regulated by rules drawn up and, where necessary, revised by the Supervisory Board, on the understanding that:

	•		the Supervisory Board shall adopt its resolutions by an absolute majority of the votes cast;

	•		in the event of an equality of votes, the Chairman of the Supervisory Board shall have a casting vote in cases where more than two Supervisory Directors are in office; and

	•		the Supervisory Board may also adopt resolutions without meeting, provided that all Supervisory Directors have been notified that they have an opportunity to make their opinion known on the subject on which a resolution has to be adopted.

Article 13 of Book 2 of the Civil Code shall not be applicable with respect to the Supervisory Board.

		3	The members of the Board of Executive Directors shall, if they are invited to do so, attend the meetings of the Supervisory Board.

		4	The Supervisory Board may, at the Company’s costs, seek advice from experts in such fields as the Supervisory Board may deem advisable for a proper execution of its duties.

General Meetings			Article 27

		1	The Annual General Meeting shall be held within six months after the close of the financial year. The agenda for the meeting referred to in the present paragraph shall comprise the following subjects:

a the discussion of the written annual report of the Board of Executive Directors relating to the Company’s affairs and its management;

b the adoption of the annual accounts;

c the determination of the profit appropriation;

d the release and discharge of the Board of Executive Directors for its management;

e the release and discharge of the Supervisory Board for its supervision over that management during the past financial year;

f        the discussion of the Company’s reserves and dividend policy.

The above mentioned subjects need not be placed on such agenda if the period for drawing up the annual accounts and for submitting the annual report has been extended or if a proposal to that effect has been placed on such agenda. The other subjects dealt with at the Annual General Meeting shall be those that have been placed on the agenda with due regard for Article 28.

		2	Extraordinary General Meetings shall be held whenever the Board of Executive Directors, the Chairman of the Supervisory Board or at least two Supervisory Directors deem such to be advisable.

Article 28

		1	The General Meetings shall be held at Amsterdam, Eindhoven, ’s-Hertogenbosch, Utrecht or Venlo, such at the option of the person who issues the convocation for the meeting.

		2	A convocation for the General Meeting shall be made by the Board of Executive Directors or the Supervisory Board to the Shareholders and Holders of depositary receipts for shares. The convocation shall be made not later than on the fifteenth day prior to that of the meeting.

		3	The convocation for a meeting shall state the business to be transacted, except where the agenda has been deposited at the Company’s office and at such places as are stated in the convocation – which shall in any event also include a location in Amsterdam – for inspection by Shareholders and Holders of depositary receipts for shares, who shall in such case be able to obtain a copy thereof free of charge, and provided that mention is made of this fact in the convocation; in the actual convocation mention shall at all times be made of the fact that a proposal will be made to alter the Articles of Association or to wind up the Company or of the fact that a proposal will be made to withdraw shares. In relation to matters with regard to which the requirements of the preceding sentence have not been met and the transaction of which has furthermore not been announced in a corresponding manner and within the time limit laid down for convocations, no valid resolutions may be adopted.

4	Proposals by shareholders who solely or jointly represent one per cent (1%) of the issued capital or a value of fifty million euros (euro 50,000,000) shall be placed on the agenda if these have been submitted to the Board of Executive Directors or to the Chairman of the Supervisory Board at least thirty days prior to that of the meeting, not counting the day of submission and the day of the meeting. The foregoing provisions of this paragraph shall not be applicable if in the opinion of the Board of Executive Directors or the Supervisory Board a major interest of the Company is opposed thereto.

5	Before being admitted to a meeting, a Shareholder, a Holder of a depositary receipt for shares or his Proxy must sign an attendance list, stating his name and – where a Shareholder or his Proxy is concerned – the number of votes to which he is entitled at the meeting and, where a Proxy is concerned, also the name(s) of the person(s) for whom he is acting.

6

[i]     The Board of Executive Directors may determine that the persons who are entitled to attend a meeting are those who (a) are shareholders at a point in time to be decided on by the Board of Executive Directors, such time being referred to hereinafter as: the ‘registration date’ and (b) are registered as such in a register (or in one or more parts thereof), referred to hereinafter as: the ‘register’, that has been designated by the Board of Executive Directors, and provided that (c) the keeper of the register has, at the request of the relevant entitled person, notified the Company in writing prior to the General Meeting that the relevant shareholder intends to attend the General Meeting, such regardless of who is the shareholder at the time of the General Meeting. The notification shall state the name of the shareholder and the number of shares in respect of which the shareholder is entitled to attend the General Meeting. The provision set out under (c) above relating to notification to the Company shall also apply to the Proxy who has been appointed in writing by a shareholder. The registration date referred to under (a) and the above-mentioned latest time by which the intention to attend the General Meeting must have been notified may be no earlier than a point in time on the seventh day and no later than a point in time on the third day prior to that of the General Meeting. In the convocation for the General Meeting such points in time shall be mentioned where applicable, as shall the place at which and the way in which registration or notification should be effected.

[ii] If the Board of Executive Directors does not make use of the authority referred to under [i], then:

a       every holder of shares that do not form part of a Collective Depositary shall notify the Company in writing, such at the latest on the day and also in the place that is mentioned in the convocation. Such shareholders may only exercise the said rights at the meeting in respect of the shares that are registered in their name both on the above-mentioned day and on the day of the meeting;

b       every person who, being a participant in a Collective Depositary as referred to in the WGE, must at the latest on the day and at the place mentioned in the convocation lodge a written declaration from the Affiliated Institution, stating that the number of shares mentioned in such declaration forms part of a collective depositary and that, in respect of the number of shares mentioned, the person referred to in the declaration is a participant and will remain so until after the close of the meeting.

[iii] Shareholders who in accordance with the provisions referred to under [ii] have notified the Company of their intention to attend will be sent a ticket of admission to the meeting by the Company.

[iv]   If the Board of Executive Directors makes use of the authority referred to under [i], then Proxies who have been appointed in writing must submit their power of attorney to the keeper of the register before notification takes place. The keeper of the register will send to the Company the powers of attorney that have been submitted together with the written notification as referred to under 1(c). The Board of Executive Directors may stipulate that the powers of attorney of those entitled to vote shall be attached to the attendance list. If the Board of Executive Directors does not make use of the authority referred to under [i], then the written powers of attorney must be lodged at the offices of the Company at the latest on the day mentioned in the convocation.

[v]    If the Board of Executive Directors does not make use of the authority referred to in the foregoing paragraph, then holders of registered shares and holders of registered depositary receipts for shares shall only have admittance to the General Meeting if the Company has received written notification of their intention to attend the meeting at the latest by the day stated in the convocation; such day may not be fixed earlier than the second day prior to that of the General Meeting.

Holders of bearer depositary receipts for shares or their Proxies shall only have admittance to the General Meeting upon production of a voucher showing that the bearer documents which prove their rights or as the case may be the rights of the person who granted them proxy have been deposited or upon of other documents – to be designated in the convocation by the person who has convened the meeting – at the location and at the latest by the day mentioned in the convocation; such day cannot be fixed earlier than the third day prior to that of the General Meeting. The convocation for a General Meeting shall always state what has hereinbefore been provided in this paragraph.

7		In respect of a share only one person may be appointed as a Proxy.

8		A Proxy may in such capacity act on behalf of at most three Shareholders and/or Holders of depositary receipts, except where each of the powers of attorney granted to him complies with the following requirements:

	•	the power of attorney has been granted solely for one meeting;

	•	the power of attorney contains a specific instruction from the shareholder concerning the manner of exercising the voting right in respect of each of the subjects on the agenda;

	•	the power of attorney, which must prove that the above-mentioned requirements have been complied with, is in the Company’s possession at the latest by the day referred to in paragraph 6, first sentence, hereof.

For the purposes of applying the present provision the following shall be regarded as one Shareholder and/or as one Holder of a depositary receipt:

	•	legal persons and bodies corporate which are affiliated to each other within a group;

	•	natural persons related to each other by blood or by marriage up to and including the tenth degree; such to be proved to the satisfaction of the Chairman of the meeting.

9		Those wishing to be admitted to the General Meeting must provide proof of their identity upon so being requested.

10		If one or more shares form part of a community of property, the partners in such community of property may only cause themselves to be represented as against the Company by one person whom they have jointly appointed for such purpose in writing. Such person shall only be admitted to the General Meeting if the written appointment or an authenticated copy thereof is in the possession of the Company at the latest by the day referred to in paragraph 6 hereof. For the purpose of applying paragraphs 5 and 6 hereof, such person shall be regarded as a Proxy.

Article 29

1	The General Meeting shall be presided over by the Chairman of the Supervisory Board who may, however, even if he is himself present at the meeting, be entitled to charge someone else to conduct the meeting in his stead. Should the Chairman of the Supervisory Board be absent without having charged someone else to conduct the meeting, the Supervisory Directors present at the Meeting shall appoint one from amongst their midst to chair the Meeting. Should all the Supervisory Directors be absent, the meeting shall itself appoint its Chairman.

The Chairman of the meeting shall appoint the Secretary of the meeting.

2	Unless a Notarial record is drawn up of the business transacted at a meeting, minutes shall be taken thereof. The minutes shall be confirmed and adopted and in witness thereof be signed by the Chairman and the Secretary of the meeting in question, or alternatively be confirmed and adopted by a subsequent meeting; in the latter case they shall, as evidence of their confirmation and adoption, be signed by the Chairman and the Secretary of such subsequent meeting.

3	The Chairman of the meeting and furthermore every member of the Board of Executive Directors and every Supervisory Director may at all times instruct that a Notarial record thereof be drawn up at the Company’s costs.

4	All that which is related to the order and the procedure at the meeting, such as admittance to the meeting – including admittance of persons acting as Proxy – the speaking time, the exercise of voting rights and the result of the vote, shall be finally decided by the Chairman of the meeting, without prejudice to the provisions of Article 13 of Book 2 of the Civil Code.

5	The Chairman of the meeting is entitled to admit to the General Meeting persons other than shareholders, holders of depositary receipts and their representatives.

6	The Minutes or the Notarial record shall, on the basis of the attendance list referred to in Article 28, paragraph 5 hereof, state the number of shares represented at the meeting and the number of votes that can be cast; such attendance list does not form part of the Notarial record or the Minutes and will not be made available to a shareholder or a holder of depositary receipts, unless the Shareholder or the Holder of depositary receipts proves that he has a reasonable interest therein for the purpose of checking on the proper conduct of the meeting.

Article 30

1	At the General Meeting every priority share shall confer the right to cast one hundred votes, every ordinary share and financing preference share to cast one vote and every protective preference share to cast one thousand votes.

2	Blank votes and invalid votes shall be deemed not to have been cast.

Article 31

1	Resolutions shall be adopted by an absolute majority of votes, unless a larger majority is explicitly laid down by the law or by the Articles of Association.

2	The Chairman of the meeting shall determine the manner of voting and shall decide on all disputes relating to voting for which no provision has been made in the Articles of Association.

3	If in the event of a vote on the appointment of a person no absolute majority is obtained, a second vote shall be held, that is to say between the two persons who have polled the highest numbers of votes in the vote.

Should two or more persons have polled an equal number of votes and should as a result thereof more than two persons qualify for the second vote, an intermediate vote shall be held between those who polled the highest and the second highest number of votes respectively – that is to say second highest after the person who polled the highest number of votes – in the vote taken.

If the intermediate vote or the second vote does not ensue in a decision as a result of an equality of the number of votes cast, no resolution shall be adopted. If, however, there is an equality of votes between persons who have been placed on a binding nomination of candidates, the person among them who ranks first on that nomination shall be deemed to have polled the largest number of votes.

	4	In the event of an equality of votes on matters other than the appointment of persons, the proposal shall have been rejected.

	5	In those instances in which the law requires a resolution of approval from a group of holders of shares of the same class, a resolution adopted by the General Meeting shall also be counted as such a resolution of approval, provided that more than one-half or, where the law so prescribes, at least two-thirds of the votes cast by the Holders of shares of that class have been cast in favour of the relevant proposal.

Meetings of Holders of ordinary shares		Article 32

	1	A meeting of Holders of ordinary shares shall be held as often as a resolution is required by such meeting and furthermore as soon as such a meeting is deemed to be advisable either by the Board of Executive Directors or by the Supervisory Board.

	2	At a meeting of Holders of ordinary shares every ordinary share shall confer the right to cast one vote. With regard to the meeting of Holders of ordinary shares, the provisions of Articles 28, 29, 30, paragraph 2, and Article 31 shall apply correspondingly.

Meetings of Holders of priority shares or of protective preference shares or of a specific series of financing preference shares		Article 33
	1	A meeting of Holders of priority shares or of protective preference shares or of a specific series of financing preference shares shall be held as frequently as a resolution is required from the Priority or from the meeting of Holders of protective preference shares or of a specific series of financing preference shares respectively, and furthermore as soon as such a meeting is deemed to be advisable, either by the Board of Executive Directors or by the Supervisory Board or – where the Priority is concerned – by any one or more Holders of priority shares, or – where the meeting of Holders of protective preference shares or of a specific series of financing preference shares is concerned – by any one or more Holders of protective preference shares or financing preference shares respectively.

	2	If any one or more Holders of priority shares or of protective preference shares or of a specific series of financing preference shares, as referred to at the end of paragraph 1 hereof, wish a meeting to be held of Holders of priority shares or of protective preference shares or of a specific series of financing preference shares respectively, they shall notify the Board of Executive Directors and the Supervisory Board thereof.

If in such case neither a member of the Board of Executive Directors nor a Supervisory Director convenes a meeting of Holders of priority shares or a meeting of Holders of protective preference shares or of a specific series of financing preference shares in such a way that it is held within ten days after receipt of the request, then every one of those who have made such a request shall himself be authorised to convene the meeting, subject to the provisions relating thereto in these Articles of Association.

	3	The meetings of Holders of priority shares or of protective preference shares or of a specific series of financing preference shares shall be held at Venlo, Eindhoven,

’s-Hertogenbosch, Utrecht or Amsterdam, at the option of the person(s) who convene(s) the meeting.

At a meeting held in any other municipality, valid resolutions may only be adopted if the entire capital issued in the form of priority shares or protective preference shares or a specific series of financing preference shares respectively is represented.

	4	The convocation shall be made by letter. The convocation shall be made no later than on the sixth day prior to that of the meeting. In the letter of convocation the matters to be dealt with shall always be stated. No valid resolutions may be adopted on matters which have not been announced in the letter of convocation or in a supplementary letter of convocation sent within the time limit laid down for such convocation, unless the resolution is adopted unanimously at a meeting at which the entire capital issued in the form of priority shares or protective preference shares or a specific series of financing preference shares is represented.

	5	At a meeting of Holders of priority shares or of protective preference shares or of a specific series of financing preference shares, every priority share and every protective preference share or a specific series of financing preference share shall confer the right to cast one vote. The provisions of Articles 29, 30 paragraph 2, and Article 31 shall apply correspondingly.

	6	Holders of priority shares or protective preference shares or of a specific series of financing preference shares may also adopt all resolutions which they are allowed to adopt at their meetings without holding a meeting, without prejudice to the provisions of Article 128 of Book 2 of the Civil Code and provided that this is done with the prior knowledge of the Board of Executive Directors and the Supervisory Board. Such a resolution shall only be valid if all Holders of priority shares or of protective preference shares or of the relevant series of financing preference shares have stated in writing, by telegram or by telex or by telecopier/fax that they are in favour of the proposal in question.

Financial Year, Annual Accounts		Article 34

	1	The financial year shall run from the first day of December to the thirtieth day of November inclusive.

2

Each year, within five months after the close of every financial year – except where this period is extended by a maximum of six months by the General Meeting on the grounds of special circumstances – the Annual Accounts shall be drawn up by the Board of Executive Directors and shall be made available at the Company’s offices for inspection by the Shareholders and the Holders of depositary receipts for shares. The Annual Accounts shall be submitted to the General Meeting for confirmation and adoption.

The Annual Accounts shall be accompanied by the statement of the Auditor referred to in Article 35 hereof, by the Annual Report and by the other information as referred to in Article 392, paragraph 1, Book 2 of the Civil Code, in so far as the provisions thereof in relation to such other information are applicable to the Company, as well as by a Report and Recommendations to be submitted by the Supervisory Board to the General Meeting.

Auditor		Article 35

	1	The General Meeting or, if it fails to do so, the Supervisory Board or, if it likewise fails to do so, the Board of Executive Directors shall grant an assignment to a Registered Accountant, to another expert as referred to in Article 393, first paragraph of Book 2 of the Civil Code, or to a group of auditors as referred to in the said paragraph – all such to be referred to hereinafter as: the Auditor – to examine each year, in accordance with the provisions of Article 393, paragraph 3 of Book 2 of the Civil Code, the Annual Accounts drawn up by the Board of Executive Directors. The Auditor shall report on the examination, as referred to in the foregoing sentence, to the Supervisory Board and to the Board of Executive Directors and shall set out the results of that examination in a statement. The assignment given to an Auditor may be rescinded at all times by the General Meeting and by the person who granted such assignment; furthermore, the assignment granted by the Board of Executive Directors may be rescinded by the Supervisory Board.

	2		Both the Board of Executive Directors and the Supervisory Board may at the Company’s costs entrust assignments to the Auditor or to any other Auditor referred to in paragraph 1 hereof.

Profit Appropriation, reserves and distributions			Article 36

	1		The Company may only make distributions on shares to the extent that its own equity capital is higher than the amount of the paid and called-up portion of the capital plus the reserves which have to be kept by law.

	2		Losses of the Company shall not be charged to the share premium reserves.

	3		Distribution of profit shall take place after adoption of the Annual Accounts which show that such is justified.

	4	a	Out of the profit a distribution shall first be made on the protective preference shares of the percentage of the amount, as hereinafter mentioned, which must compulsorily be paid or has been paid on such shares as at the start of the financial year in respect of which the distribution is made or – in the case where the subscription to the protective preference shares has taken place during the course of such financial year – as at the day on which such shares were subscribed to.

		b	The percentage referred to under a above shall be equal to the average percentage of the three months EURIBOR (Euro Interbank Offered Rate) – weighted according to the number of days during which such percentage was in force – during the financial year over which the distribution is made, if necessary increased or decreased by a premium or discount fixed by the Board of Executive Directors and approved by the Supervisory Board and amounting to at most two percentage points, depending on the market conditions then in effect. If at any time the three months EURIBOR will no longer be published this rate will be replaced by the deposit rate of the European Central Bank increased by one and a quarter percentage point.

If, in the financial year over which the said distribution is made, the amount to be compulsorily paid on the protective preference shares has been reduced, or if it has been increased as a result of a resolution that a further payment has to be made, then the distribution shall be decreased or increased respectively by an amount equal to the aforesaid percentage decrease or increase, such calculated as from the time of the decrease or from the time when the further payment became compulsory.

		c	If and to the extent that the profit is not sufficient to make in full the distribution as referred to in the present paragraph, the shortfall shall be distributed and charged to the reserves, not being the share premium reserves for the financing preference shares, in so far as this does not imply an action in contravention of the provisions of paragraph 1 of the present article.

If and in so far as the distribution referred to in the first sentence hereof cannot be charged to the reserves, then the profit that is booked in the subsequent years shall be applied first to make such a distribution to the Holders of protective preference shares that will make good in full the deficit, after which the provisions of the following paragraphs of the present article can be applied.

		d	In respect of the protective preference shares no further distributions shall be made other than those provided for in the present article and in Article 37 and Article 39 hereof.

	e	If the profit for a financial year is adopted and if one or more protective preference shares have been withdrawn and repaid in that financial year, then the persons who, according to the Register referred to in Article 10, were the holders of such protective preference shares at the time of the said withdrawal shall have an inalienable right to distribution of profit as described hereinafter. The profit which, where possible, is distributed to the said holder of protective preference shares shall be equal to the amount which he would have been entitled to by virtue of the provisions of the present paragraph if at the time of the profit appropriation he had still been holder of the protective preference shares referred to above, such calculated pro rata to the period of time during which he was holder of such protective preference shares in the said financial year, which distribution shall be reduced by the amount which has been distributed in accordance with the provisions of Article 37, paragraph 3, hereof.

	f	If the issue of protective preference shares has taken place during the course of any financial year, the dividend on the relevant protective preference shares for that financial year shall be reduced pro rata to the period of time during which the relevant protective preference shares were not issued.

5	a	Subsequently, on the financing preference shares of each series a dividend shall be distributed which is equal to a percentage calculated on the basis of the amount which, at the time of the first issue of the relevant series, had effectively been paid up on the financing preference shares in the relevant series, including any share premium, by taking the arithmetical average of the effective yield on the government loans referred to hereinafter, as prepared by the Central Bureau of Statistics and published in the Official Price Journal for the last five stock exchange trading days prior to the day of the first issue of financing preference shares of the relevant series, if necessary increased or decreased by a premium or discount fixed by the Board of Executive Directors upon issue and approved by the Supervisory Board and amounting to at most one percentage point, depending on the market conditions then in effect, which premium or discount may differ for each series.

	b	The government loans referred to in the foregoing paragraph shall be understood to mean the government loans with a (remaining) duration of seven to eight years. If the effective yield on these government loans has not been calculated by the Central Bureau of Statistics or has not been published in the Official Price Journal at the time of the calculation of the dividend percentage, then the government loans referred to in the foregoing paragraph shall be understood to mean the government loans with a (remaining) duration which corresponds as closely as possible to a (remaining) duration of seven to eight years and whose effective yield has been calculated and published as referred to above by the Central Bureau of Statistics at the time of the calculation of the dividend percentage, such however with a maximum (remaining) duration of eight years.

	c	As at the first day of December in which eight years have elapsed since the day of issue of financing preference shares of the relevant series, and subsequently each time eight years thereafter, the dividend percentage for financing preference shares of the relevant series will be adapted in line with the effective yield on the government loans referred to in the foregoing paragraphs and calculated in the manner referred to above, on the understanding however that the aforesaid average shall be calculated over the last five stock exchange trading days prior to the day on which the dividend percentage is adopted and, where necessary, increased or decreased by a premium or discount fixed by the Board of Executive Directors upon issue and approved by the Supervisory Board, as referred to above, which premium or discount may differ for each series.

	d	If and in so far as the profit – after application of the provisions of Article 36, paragraph 4 – is not sufficient for the distribution referred to in the present paragraph to be made in full on a series of financing preference shares, the shortfall shall be distributed and charged to the non statutory reserves, not being a share premium reserve, provided that this is not in contravention of the provisions of paragraph 1 and paragraph 3 of the present article and if such non statutory reserves are not sufficient, the distribution shall be made from the share premium reserve. Further (whether or not partial) repayment of share premium on financing preference shares is not permitted except in the case where the relevant series of financing preference shares has been withdrawn. If and in so far as the distribution referred to in the present paragraph cannot be charged to the reserves, the profit that is booked in the years thereafter shall – after the provisions of the fourth paragraph hereof have been applied – be used first to make such a distribution to the holders of financing preference shares that the shortfall is made good in full and, subsequently, before the provisions of the following paragraphs of the present article can be applied, to make good any withdrawal from the share premium reserve account.

e

If the amount paid up on the financing preference shares of a specific series has been reduced during the financial year in which the afore-said distribution takes place, the distribution shall be reduced by an amount equal to the above-mentioned percentage of the amount of the reduction, calculated as from the date of the reduction.

No further distributions other than those laid down in the present article, in Article 37 and in Article 39 shall be made on the financing preference shares.

	f	If the profit for a financial year is adopted and if one or more financing preference shares have been withdrawn and repaid in that financial year, then the persons who, according to the Register referred to in Article 10, were the holders of such financing preference shares at the time of the said withdrawal shall have an inalienable right to distribution of profit as described hereinafter. The profit which, where possible, is distributed to the said holder of financing preference shares shall be equal to the amount of the distribution which he would have been entitled to by virtue of the provisions of the present paragraph if at the time of the profit appropriation he had still been holder of the financing preference shares referred to above, such calculated pro rata to the period of time during which he was holder of such financing preference shares in the said financial year, which distribution shall be reduced by the amount which has been distributed in accordance with the provisions of Article 37, paragraph 3, hereof.

	g	If the first issue of financing preference shares of a series has taken place during the course of any financial year, the dividend on the relevant series of financing preference shares shall be reduced pro rata to the period of time during which the relevant financing preference shares were not issued.

6		Out of the profit remaining that is available for distribution after application of the foregoing paragraphs, a distribution shall, where possible, be made on the priority shares, equal to four per cent of their par value. Out of the remainder of the profit that is available for distribution, dividend shall be distributed on the ordinary shares. Out of the profit then remaining, the Board of Executive Directors shall, subject to the approval of the Supervisory Board, reserve such amounts as it may deem necessary. In so far as the profit is not reserved by applying the provisions of the preceding sentence, it shall be at the disposal of the General Meeting, on the understanding that no further dividends shall be distributed on the preference shares and priority shares.

7		Subject to the approval of the Priority and of the Supervisory Board, the Board of Executive Directors is authorised to decide that a distribution on ordinary shares shall be made not in cash but in the form of ordinary shares or financing preference shares, provided that such are admitted to the official listing on the Euronext Amsterdam N.V., or to decide that Holders of ordinary shares will be given the option of receiving a distribution either in cash or in the form of ordinary shares or financing preference shares, such inasmuch as the Board of Executive Directors has been designated, in accordance with the provisions of Article 6, as the body that is authorised to resolve on the issue of such shares.

Subject to the approval of the Priority and of the Supervisory Board, the Board of Executive Directors shall set the conditions under which such an option can be offered.

Article 37

	1	Dividends shall be made payable one month after their declaration, unless the General Meeting should on the proposal of the Board of Executive Directors decide upon another date therefor.

	2	Dividends which have not been collected within five years after they have become due and payable shall lapse and accrue to the Company.

	3	If the requirements of Article 36, paragraph 1 hereof have been complied with and furthermore also subject to the provisions of Article 105, paragraph 4 of Book 2 of the Civil Code, the Board of Executive Directors may, after having obtained the approval of the Supervisory Board, decide that an interim dividend shall be distributed. Interim dividend may also be distributed solely on either preference shares or ordinary shares.

	4	Resolutions of the General Meeting partly or wholly to cancel any reserves shall require the approval of the Supervisory Board.

	5	In the event of withdrawal coupled with repayment of preference shares, a distribution shall be made on the withdrawn preference shares on the day of repayment, which distribution shall be calculated in accordance with the provisions of Article 36 and of paragraph 1 of the present article, namely over the period until the day of repayment, such provided that the requirements of the present article have been fulfilled.

Alteration of the Articles of Association. Winding Up		Article 38

	1	A resolution to alter the Articles of Association or to wind up the Company may only be passed on the proposal of the Priority.

	2	The provisions of paragraph 1 hereof shall not be applicable if no priority shares have been issued or if, as a result of the provisions of Article 8, paragraph 5 hereof, no voting rights can be exercised on any of the priority shares that have been issued.

Liquidation		Article 39

	1	If the Company is wound up pursuant to a resolution by the General Meeting, the liquidation shall be carried out by the Board of Executive Directors, under the supervision of the Supervisory Board, unless the General Meeting resolves otherwise, which it shall be entitled to do even during the course of the liquidation.

	2	The General Meeting shall decide on the remuneration of the liquidators and of those persons – if any – who have been entrusted with the supervision of the liquidation.

	3	The liquidation shall take place with due regard for the provisions of the law. During the liquidation the present Articles of Association shall, in so far as possible, remain in full force and effect.

	4	Out of what remains of the Company’s equity after all debts have been discharged, firstly the par value paid up on their protective preference shares shall, if possible, be distributed to all Holders of protective preference shares, together with any shortfall of dividends on the protective preference shares at the moment of liquidation calculated over the period up to and including the time when the liquidation balance becomes available for payment. Subsequently the amount paid up on their shares (including share premium), shall be distributed to the Holders of financing preference shares, plus the dividend shortfall at the moment of liquidation on the financing preference shares calculated over the period up to and including the time when the liquidation balance becomes available for payment.

Out of what remains thereafter, the par value of their priority shares shall, if possible, be distributed to all Holders of priority shares.

The amount then remaining shall be distributed among the Holders of ordinary shares pro rata to the par value of their holdings of ordinary shares.

	5	For a period of seven years after the Company has ceased to exist the Company’s books and documents shall remain in the keeping of a person designated for that purpose by the liquidators.

Prescription Periods		Article 40

The ‘Algemene Termijnenwet’ (General Act relating to Prescription Periods) shall apply correspondingly to all time limits set in these Articles of Association, with the exception of the time limits contained in Article 28, paragraph 2 hereof.

Transitional Provision I	I.1	One ordinary share of twenty Dutch guilders (NLG 20) and a bigger multiple of ordinary shares of twenty Dutch guilders (NLG 20) shall – with due regard for the provisions of transitional Provision II – be deemed to represent twenty and twenty times the said bigger multiple of ordinary shares of fifty eurocent (€ 0.50) respectively.

	I.2	One ordinary share of four Dutch guilders (NLG 4) and a bigger multiple of ordinary shares of four Dutch guilders (NLG 4) shall – with due regard for the provisions of transitional Provision II – be deemed to represent four and four times the said bigger multiple of ordinary shares of fifty eurocent (€ 0.50) respectively.

	I.3	In order to exercise the rights attaching to such share, the holder of a bearer share certificate must have lodged such certificate with the Company, together with any documents pertaining thereto.

Transitional Provision II

Every ordinary share and every financing preference share with a nominal value of four Dutch guilders (NLG 4) was split, as from the date of the alteration of the Articles of Association on the twenty-seventh of April, nineteen hundred and ninety-eight, into four ordinary shares and four financing preference shares respectively, with a nominal value of one Dutch guilder (NLG 1) each.

Every ordinary share and every cumulative financing preference share (CPA) with a nominal value of one Dutch guilder (NLG 1) will, as from the date of the present alteration of the Articles of Association (nine April, nineteen hundred and ninety-nine), be converted into one ordinary share and one cumulative financing preference share respectively, each with a nominal value of fifty eurocent (€ 0.50), whereby the difference between the original value of one Dutch guilder (NLG 1) and the new nominal value of fifty eurocent (€ 0.50) will be charged to the share premium reserve for the relevant class and series of shares.

Every priority share with a nominal value of one hundred Dutch guilders (NLG 100) will, as from the date of the present alteration of the Articles of Association (nine April, nineteen hundred and ninety-nine), be converted into one priority share with a nominal value of fifty euro (€ 50), whereby the difference between the original value of one hundred Dutch guilders (NLG 100) and the new nominal value of fifty euro (€ 50) will be paid up in cash.

Every cumulative protective preference share (BPA) with a nominal value of one thousand Dutch guilders (NLG 1,000) will, as from the date of the present alteration of the Articles of Association (nine April, nineteen hundred and ninety-nine), be converted into one cumulative protective preference share (BPA) with a nominal value of five hundred euro (€ 500).

Transitional Provision III	The provisions of Article 6, para. 5 will no longer be applicable if and in so far as such is no longer required pursuant to Appendix X of the Securities Regulations dated September 1992 of Euronext Amsterdam N.V.